October 16, 1998

Mr. Michael Strauss
BCAM International, Inc.
1800 Walt Whitman Road
Melville, New York  11747

Dear Mike:

            I am confirming that the agreement that Frank and I have reached with you relative to our future relationship with BCAM and Drew is as follows:

            1. Effective immediately, neither Frank nor I shall have any liability either past or future to BCAM or Drew under the Stock Purchase Agreement dated March 20, 1997 ("Stock Purchase Agreement"), the First Addendum to Stock Purchase Agreement dated September 19, 1997 ("First Addendum"), the Agreement dated February 26, 1998 ("February Agreement"), the Piggy Back Registration Rights Agreement dated September 19, 1997 ("Registration Agreement"), or either of our Employment Agreements dated September 19, 1997. In addition thereto, BCAM and Drew each release both Frank and me from any claims which either BCAM or Drew may have or may in the future have for damages or indemnification (I) under any of the aforesaid agreements, including, but not limited to, damages arising from an action brought by Ulin & Holland (which was the subject of the February Agreement), and/or (ii) as a result of any other actions or non-actions of either Frank or me prior to the date hereof.

            2. My Employment Agreement shall remain in full force and effect until November 1, 1998, at which time it shall terminate and no longer be in force and effect. Drew shall pay me in full for my services through that date. Upon such termination, a severance arrangement set forth in an agreement to be dated November 1, 1998 which you have agreed to execute contemporaneously with your acknowledgment of this letter agreement will go into effect. This Severance Agreement shall supersede my Employment Agreement in all respects.

            3. Effective November 1, 1998, I shall resign as a member of the Board of Directors of Drew and from Drew's Pension Committee.

            4. Both Frank and I agree to forfeit and release our respective right to receive from BCAM the final installment of $100,000 due to each of us under the Non-Negotiable and Non-Assignable Promissory Notes dated September 19,1 997. Drew shall make the remaining twelve (12) monthly installments of $4,166.67, plus interest, due to each of Frank and me under said notes. (The first of the 12 installments is due to Frank and me on October 19,1 998). All of the other terms and conditions of said notes

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shall remain in full force and effect until said 12 additional monthly installments have been paid by Drew to Frank and me.

            5. BCAM and Drew each agree that neither Frank nor I shall be required to return any excess distributions made to us for income taxes under
Section 2.3 of the Stock Purchase Agreement.

            6. Both Frank and I each agree to fully and unconditionally release BCAM and Drew (and any officer, employee, director or shareholder of BCAM and Drew) from any claims (whether known or unknown, contingent or mutual) which either Frank or I have or in the future may have for damages or indemnification for any reason arising out of any action or inaction during any point in time up to the date hereof as a result of any of the representations or warranties made in the Stock Purchase Agreement, or, in my case, for any failure of BCAM to fulfill any of its obligations under the Registration Agreement, or the Employment Agreement.

            If the foregoing sets forth our agreement, please sign below on behalf of both BCAM and Drew.

                                    Sincerely,


                                    Charles G. Schuyler


Accepted and agreed to on October 16, 1998.


BCAM International, Inc.

By:
     -----------------------       ------------------------
     Michael Strauss               Frank Shyjka


Drew Shoe Corp.
aka Drew Technologies, Inc.

By:
   -----------------------